EXHIBIT 4.9

                                 AMENDMENT NO. 1
                                       AND
                                   SUPPLEMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER


         THIS AMENDMENT NO. 1 AND SUPPLEMENT TO AGREEMENT AND PLAN OF
MERGER (this "AMENDMENT") is made and entered into as of this 17th day of May, 1999, by and among SONIC AUTOMOTIVE, INC., a Delaware corporation (the "BUYER"), JN MANAGEMENT CO., a South Carolina corporation ("JN"), NEWSOME CHEVROLET WORLD, INC., a South Carolina corporation ("CHEVROLET" and, together with JN, collectively, the "COMPANIES"), and JOHN H. NEWSOME, JR. (the "SELLER").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto and Newsome Autoworld, Inc., a South Carolina corporation ("AUTOWORLD"), have entered into that certain Agreement and Plan of Merger dated as of December 15, 1998 (the "MERGER AGREEMENT") (capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement); and

         WHEREAS, Autoworld was merged into JN on February 19, 1999 (the "AUTOWORLD MERGER");

         WHEREAS, the parties hereto wish to amend and supplement the Merger Agreement as hereinafter provided;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, including the cross-indemnification of John H. Newsome, III and Patricia M. Newsome set forth below, and intending to be legally bound, the parties hereto hereby agree as follows:

         1. SCHEDULES. The following Schedules to the Merger Agreement have been agreed to by the parties and are attached to this Amendment:

                           Schedule       Description
                           --------       -----------

                  Schedule 3.2(b)         Consents and Approvals for the Seller
                  Schedule 3.5            Interest in other Entities
                  Schedule 3.7            Qualification
                  Schedule 3.8            Capitalization
                  Schedule 3.10           No Violation; Conflicts
                  Schedule 3.11           Encumbrances


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                  Schedule 3.13           Financial Statements
                  Schedule 3.16(b)        Leased Premises
                  Schedule 3.16(f)        Zoning, Etc.
                  Schedule 3.16(g)        Owned Equipment
                  Schedule 3.16(h)        Leased Equipment
                  Schedule 3.17           Intellectual Property
                  Schedule 3.18           Certain Liabilities
                  Schedule 3.19           No Undisclosed Liabilities
                  Schedule 3.20           Absence of Changes
                  Schedule 3.21           Tax Matters
                  Schedule 3.22           Compliance with Laws
                  Schedule 3.23           Litigation Regarding the Companies
                  Schedule 3.24           Permits, Etc.
                  Schedule 3.25           Employees
                  Schedule 3.26           Compensation
                  Schedule 3.27           Employee Benefits
                  Schedule 3.29(a)        Material Agreements
                  Schedule 3.29(b) Required Consents for Transfers of Material Agreements
                  Schedule 3.31           Bank Accounts, Credit Cards and Safe
                                          Deposit Boxes
                  Schedule 3.32(a)        Insurance Policies
                  Schedule 3.32(b)        Property Damage and Personal Injury
                                          Claims
                  Schedule 3.33           Warranties
                  Schedule 3.34           Directors and Officers
                  Schedule 3.36           Environmental Matters
                  Schedule 3.37           Year 2000 Plan and Timetable
                  Schedule 3.38           Business Generally
                  Schedule 4.2(b)         Consents and Approvals for the Buyer
                  Schedule 10.1(f)        Due Diligence Materials

         2.       AMENDMENTS.

                  (a) Section 1.1 of the Merger Agreement is hereby amended to read in its entirety as follows:

                  "1.1     THE MERGER

                           (a) Immediately prior to the Effective Time (as defined in Section 1.1(b) below), the Seller will cause the following transactions to occur:

                                    (i)     Chevrolet will be merged into JN
         (the "CHEVROLET MERGER") in accordance with the Merger Law (as defined below) and in a manner satisfactory to the Buyer in its sole discretion;

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                                    (ii)    all of the issued and outstanding
         stock or other securities held by JN in each of Isuzu of Florence, Inc., Action Ford Mercury, Inc., and John Newsome Buick Oldsmobile Pontiac, Inc. will be distributed by JN to the Seller (such distributions being hereinafter collectively called the "SPIN-OFFS"; the Spin-Offs and the Autoworld Merger and the Chevrolet Merger being hereinafter collectively called the "REORGANIZATION").

                           (b) Subject to the provisions of this Agreement and the Articles of Merger substantially in the form of Exhibit A attached hereto (the "ARTICLES OF MERGER") and immediately subsequent to the Chevrolet Merger and the Spin-Offs, JN shall be merged, in a transaction intended by the parties to be a tax free reorganization under Section 368(A) of the Internal Revenue Code of 1986, as amended, with and into Sonic-Newsome Chevrolet World, Inc., a wholly-owned South Carolina subsidiary of the Buyer (the "SUB"), in accordance with the provisions of the South Carolina Business Corporation Act (the "MERGER LAW"), whereupon the existence of JN shall cease and the Sub shall be the surviving corporation (the Sub and JN are sometimes herein referred to as the "MERGING COMPANIES" and the Sub after the Merger is sometimes herein referred to as the "SURVIVING COMPANY"). As soon as practicable after satisfaction of or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Merging Companies shall execute and file the Articles of Merger with the Secretary of State of the State of South Carolina in accordance with the Merger Law, and shall otherwise make all other filings or recordings required by the Merger Law in connection with the Merger. The Merger shall become effective at such date and time as the Articles of Merger are duly filed with, and accepted by, the Secretary of State of the State of South Carolina (the "EFFECTIVE TIME").

                           (c) At the Effective Time, the separate existence of JN shall cease and JN shall be merged with and into the Sub and the Sub shall be the Surviving Company, whose name thereafter shall be as specified in the Articles of Merger.

                           (d) From and after the Effective Time: (i) the Articles of Incorporation and the Bylaws of the Sub, both as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the Bylaws of the Surviving Company, until thereafter amended in accordance with the applicable law; (ii) the directors of the Sub at the Effective Time shall become the directors of the Surviving Company, until their respective successors are duly elected or appointed and qualified in accordance with applicable law; and (iii) the officers of the Sub at the Effective Time shall become the initial officers of the Surviving Company, to serve at the pleasure of the board of directors of the Surviving Company.

                           (e) At the Effective Time, by virtue of the Merger and the applicable provisions of the Merger Law and without any further action on the part of the Merging Companies or on the part of JN's shareholders:

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                                    (1)     Each share of common stock of the
         Sub outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Company; and

                                    (2)     all of the Shares shall,
         automatically and without any action on the part of the Seller, cease to be outstanding and shall be converted into the right to receive the Merger Consideration (as defined in Section 1.2 below) in accordance with the provisions of said Section 1.2. All Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the Seller shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with provisions of said Section 1.2."

                  (b) All references in the Merger Agreement to the "Subs" and the "Surviving Companies" shall be deemed to be references to the "Sub" and the "Surviving Company", as defined in amended Section 1.1 above, and all references in the Merger Agreement to the "Shares" shall be deemed to be references to all of the issued and outstanding shares of JN.

                  (c) Sections 1.2(a) and (b) of the Merger Agreement are hereby amended to read in their entirety as follows:

                  "1.2     THE MERGER CONSIDERATION.

                           (a) THE MERGER CONSIDERATION. The consideration to be paid by the Buyer for the Shares pursuant to the Merger (the "MERGER CONSIDERATION") shall consist of the sum of (i) $4,000,000, plus (ii) the Net Book Value (as defined in Section 1.2(c)(1) below).

                           (b) PAYMENT OF THE MERGER CONSIDERATION. The Merger Consideration shall be paid as follows:

                                    (1)     (A)      At the Closing, the sum of
         $5,081,000 shall be payable by the Buyer to the Seller by wire transfer of immediately available funds to the account of the Seller, which shall be designated by the Seller in writing at least one full Business Day prior to the Closing Date (as defined in Article 2 hereof). The sum of $500,000 (the "ESCROW AMOUNT") shall be placed in escrow with First Union National Bank or another escrow agent mutually acceptable to the parties hereto (the "ESCROW AGENT") by the Buyer in accordance with the escrow agreement in the form of Exhibit B hereto, with such other changes thereto as the Escrow Agent shall reasonably request (the "ESCROW AGREEMENT"). For purposes of this Agreement, a "BUSINESS DAY" is a day other than a Saturday, a Sunday or a day on which banks are required to be closed in the State of North Carolina.


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                                            (B)      The term of the Escrow
         Agreement shall be for a period of ninety (90) days from the Closing Date (or such longer period of time as shall be necessary to complete the determination of Net Book Value pursuant to Section 1.2(c) below). If, as of the date which is ninety (90) days from the Closing Date (or such later date as shall be necessary to complete the determination of the Net Book Value pursuant to Section 1.2(c) below), the Buyer shall have made no claims in respect of any Net Book Value Shortfall (as defined in Section 1.2(c) below), the Buyer will execute a joint instruction with the Seller pursuant to the Escrow Agreement to instruct the Escrow Agent to pay all of the Escrow Amount to the Seller pursuant to the terms of the Escrow Agreement.

                                    (2)     (A)      At the Closing, the Buyer
         shall issue to the Seller 3,750 shares of the Buyer's Class A Convertible Preferred Stock, Series II (the "PREFERRED STOCK"). The Preferred Stock will be convertible into shares of the Buyer's Class A Common Stock, par value $.01 per share (the "COMMON STOCK"), as provided in the Certificate of Designation, Preferences and Rights with respect to the Preferred Stock, a copy of which is attached as Exhibit C-1 hereto. At the Closing, the Seller will execute and deliver to the Buyer a Certificate Regarding Restricted Securities in substantially the form of Exhibit C-2 hereto.

                                            (B)      At the Closing, the Buyer
         shall also issue to the Seller that number of unregistered shares of Common Stock obtained by dividing $2,250,000 by an amount equal to eighty-five percent (85%) of the Market Price (as defined in the Certificate of Designation, Preferences and Rights with respect to the Preferred Stock) determined as of the Closing Date (such unregistered shares of Common Stock being hereinafter called the "LOCK-UP COMMON SHARES"). The Seller hereby agrees that, notwithstanding the effectiveness of the Shelf Registration Statement (as defined in Subsection 1.2(b)(3) below), he will not offer, sell, contract to sell, pledge, or otherwise dispose of in any way, directly or indirectly, any of the Lock-up Common Shares for a period of one hundred eighty (180) days from the Closing Date. The Lock-up Common Shares will be registered by the Buyer in the Shelf Registration Statement referred to and defined in Subsection 1.2(b)(3) below.

                                    (3)     As promptly as possible after the
         Closing, but in no event later than July 31, 1999, the Buyer shall cause all of the Lock-up Common Shares and all of shares of Common Stock issuable upon conversion of the Preferred Stock (the "CONVERSION COMMON SHARES") to be registered for resale by the Seller under a "shelf" registration statement (the "SHELF REGISTRATION STATEMENT") filed with the Securities and Exchange Commission (the "SEC")under the Securities Act of 1933, as amended (the "SECURITIES ACT"). Upon the effectiveness of the Shelf Registration Statement, the Seller will convert all shares of the Preferred Stock then held by it into the Conversion Common Shares not later than September 1, 1999. Notwithstanding the effectiveness of the Shelf Registration Statement, the Seller hereby agrees that he will not offer, sell, contract to sell, pledge or otherwise dispose

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         of in any way, directly or indirectly, any of the Conversion Common
         Shares until August 1, 1999. All Lock-up Common Shares and Conversion Common Shares registered pursuant to this Subsection (3) are hereinafter called the "REGISTERED COMMON SHARES."

                           (4) The Seller also agrees and acknowledges, with regard to the offer or resale by him of any of the Registered Common Shares, that:

                                    (A)     all resales by him of Registered
         Common Shares shall be effected only pursuant to a current prospectus or supplements thereto which are a part of the Shelf Registration Statement (the "RESALE PROSPECTUS");

                                    (B)     any offering of any of the
         Registered Common Shares under the Resale Prospectus by the Seller will be effected in an orderly manner through a securities dealer, acting as broker or dealer, selected by the Buyer in its sole discretion (the "DESIGNATED BROKER");

                                    (C)     if requested by the Buyer, the
         Seller will enter into one or more custody agreements with one or more banks with respect to the Registered Common Shares so that all such Shares are held in the custody of such bank or banks until offered pursuant to clause (B) above;

                                    (D)     the Seller will make resales of
         Registered Common Shares only by one or more methods described in the Resale Prospectus, as appropriately supplemented or amended when required;

                                    (E)     since the Registered Common Shares
         are "restricted securities" within the meaning of Rule 145 promulgated by the SEC under the Securities Act ("RULE 145"), the certificates representing the Registered Common Shares will be issued by the Buyer to the Seller with such legends as the Buyer may reasonably require until such shares are offered pursuant to the foregoing terms under the Resale Prospectus, at which time such certificates shall be tendered to the Buyer by the Seller and a new certificate or certificates without legends shall be issued by the Buyer to the Designated Broker in order to settle any resales by the Seller;

                                    (F)     the Seller shall provide the Buyer
         with all information concerning the Seller and his resale of the Registered Common Shares as may then be required by the Securities Act and shall indemnify the Buyer for any liabilities arising under the Securities Act, the Securities Exchange Act of 1934 or any state securities laws resulting from any material misstatements in, or omissions of material information from, such information provided by the Seller to the Buyer pursuant to this clause (F);


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                                    (G)     the Seller shall pay any and all
         expenses directly related to the resale of the Registered Common Shares, including, but not limited to, the commissions or fees of the Designated Broker, but excluding the fees and expenses of the custodial bank or banks holding the Registered Common Shares, if applicable, which shall be borne by the Buyer;

                                    (H)     the Buyer shall have no obligation
         to maintain the currency of any prospectus, permit the use of any prospectus or maintain the effectiveness of the Shelf Registration Statement for the resale of the Registered Common Shares once all of the Registered Common Shares that remain unsold may be sold by the Seller without restriction pursuant to Rule 145; and

                                    (I)     the Seller has received a copy of
         the Buyer's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and proxy statement as well as all its Current Reports on Form 8-K since the end of the Buyer's last fiscal year.

                           (5) The Buyer also agrees that, in connection with Subsection (3) above:

                                    (A)     the Buyer shall pay all expenses,
         including legal and accounting fees, in connection with the preparation, filing and maintenance of the Shelf Registration Statement, including amendments thereto, the Resale Prospectus, including supplements thereto, the issuance of certificates representing the Registered Common Shares, and other expenses incurred by the Buyer in meeting its obligations as set forth in Subsection (3) above;

                                    (B)     the Buyer shall indemnify the Seller
         for any liabilities arising under the Securities Act, the Securities Exchange Act of 1934 or any state securities laws resulting from any material misstatements in, or omissions of material information from, the Resale Prospectus or the Shelf Registration Statement, including the information incorporated by reference therein, except for liabilities required to be indemnified by Seller under Subsection
         (4)(F) above;

                                    (C)     The Buyer shall also list the
         Registered Common Shares for trading on the New York Stock Exchange;
         and

                                    (D)     Subject to the provisions of
         Subsection (4) (H) above, the Buyer shall maintain the currency of the Shelf Registration Statement and the prospectus related thereto.

                           (6) Notwithstanding any provision of this Agreement to the contrary, the Seller shall not have any right to take any action (and the Seller hereby agrees that he shall not take any action) to restrain, enjoin or otherwise delay any

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         registration as a result of any controversy that might arise with respect to the interpretation or implementation of this Agreement. Nothing contained in this subsection (6) shall prevent Seller from making a claim for monetary relief.

                  (d) Section 3.20 of the Merger Agreement is hereby amended to delete the date of "December 31, 1997" as it appears on the first line thereof and to insert in its place the date of "December 31, 1998."

         3.       CONCERNING THE CLOSING BALANCE SHEET ADJUSTMENT PROCEDURES.

                  (a) Notwithstanding the provisions of Section 1.2 (c)(1) of the Merger Agreement, the Closing Balance Sheet shall give effect to the Reorganization. Accordingly, (i) references to the "Companies" shall be deemed references only to JN, after the Autoworld Merger, the Chevrolet Merger and the Spin-Offs, and (ii) the tax liabilities of the Companies reflected in the Closing Balance sheet shall include any and all tax liabilities associated with the Spin-Offs as well as with the Autoworld Merger and the Chevrolet Merger. Except as herein provided, the Closing Balance Sheet shall be determined as provided in Section 1.2 (c)(1) of the Merger Agreement.

                  (b) The reserve in the Closing Balance Sheet for liabilities in connection with the issuance of extended warranties, as referred to in clause
(F) of Section 1.2(c)(1) of the Merger Agreement, shall include reserves with respect to the Hartsville operations and shall not exceed an aggregate total of $540,000, and the reserve in the Closing Balance Sheet for finance and insurance chargebacks shall not exceed $25,000. The parties also agree that the Closing Balance Sheet shall reflect a used vehicle valuation of $1,654,903.

                  (c) Section 1.2 (c)(3) of the Merger Agreement is hereby amended to read in its entirety as follows:

                           (3) (A) To the extent that the Net Book Value, as deemed mutually agreed by the parties or as determined by the Accountants, as aforesaid, is greater than $7,581,000 (the "NET BOOK VALUE EXCESS"), the Buyer shall be obligated to pay the amount of the Net Book Value Excess promptly to the Seller. Payment of fifty-one percent (51%) of the Net Book Value Excess shall, subject to the provisions of Subparagraphs (B), (C), and (D) below, be by the issuance of additional shares of Preferred Stock at the rate of one whole share of Preferred Stock for each $1,000 of such Net Book Value Excess (no fractional shares of Preferred Stock are to be issued; any such fractional shares are to be paid in cash). Such additional shares of Preferred Stock are hereinafter called the "ADDITIONAL PREFERRED SHARES." Payment of forty-nine percent (49%) of the Net Book Value Excess shall be made in cash in the same manner as the payment of the cash portion of the Merger Consideration at the Closing. Payment of the Net Book Value Excess (whether the same be paid in shares of the Buyer's stock or in cash) shall be made together with interest, payable in cash, on the amount of the Net Book Value Excess at the Buyer's floor plan financing rate from time to time in effect (the "INTEREST RATE") from the

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         Closing Date to the date of such payment. Notwithstanding the foregoing agreement of the parties regarding the payment of the cash portion of any Net Book Value Excess, the Seller may request a larger number of Additional Preferred Shares (and/or Additional Common Shares or Additional Lock-up Common Shares pursuant to Subparagraphs (B), (C) and
         (D) below), and a corresponding smaller amount of cash, if the Seller believes that the reimbursement by the Buyer of the Seller's capital gains tax liability on such cash portion pursuant to Section 1.2(c)(4) below will cause more than forty-nine percent (49%) of the Merger Consideration to be paid in cash. Such request shall be made in writing by the Seller to the Buyer prior to the payment of the Net Book Value Excess and shall specify the larger number of Additional Preferred Shares and/or Additional Common Shares or Additional Lock-up Common Shares pursuant to Subparagraphs (B), (C) and (D) below) and the corresponding reduction of such cash. In the event that such request shall be made, the Buyer will pay the Net Book Value Excess in the respective portions of Additional Preferred Shares (and/or Additional Common Shares or Additional Lock-up Common Shares pursuant to Subparagraphs (B), (C) and (D) below) and cash specified in such request, and the Buyer's obligation to reimburse the Seller for capital gains taxes pursuant to Section 1.2(c)(4) below will be calculated based upon such reduced cash portion specified in such request by the Seller. To the extent that the Net Book Value, as deemed mutually agreed by the parties or as determined by the Accountants, as aforesaid, is less than $7,581,000 (the "NET BOOK VALUE SHORTFALL"), the Seller shall be obligated to pay the amount of the Net Book Value Shortfall promptly to the Buyer. In furtherance of such obligation of the Seller, the parties shall execute and deliver to the Escrow Agent a joint instruction to deliver up to all of the Escrow Amount to the Buyer. To the extent that the Net Book Value Shortfall exceeds the Escrow Amount, the Seller shall be obligated to pay the amount of such excess promptly to the Buyer, together with interest, payable in cash, on the amount of such excess at the Interest Rate from the Closing Date to the date of such payment. Any interest earned on the Escrow Amount shall be paid to the Buyer and/or the Seller in proportion to their respective shares of the Escrow Amount paid to them.

                                    (B)     The Seller may, by written request
         delivered to the Buyer at any time on or prior to the twentieth (20th) day after the Closing, request the Buyer to provide the Seller with a prospectus (the "PROSPECTUS") with respect to the Buyer's offer and sale to the Seller of registered shares of Common Stock in lieu of up to all of the Additional Preferred Shares. In the event that the Seller shall deliver such request to the Buyer, the Buyer shall use its best reasonable efforts to deliver the Prospectus to the Seller within fifty
         (50) days after the Closing. At the option of the Seller, exercisable by written notice to the Buyer (the "SELLER'S NOTICE") not sooner than twenty (20) days after the receipt by the Seller from the Buyer of the Prospectus, the Buyer shall be obligated to issue to the Seller, not later than ten (10) days after receipt of the Seller's Notice, in lieu of up to all of the Additional Preferred Shares, that number of registered shares of Common Stock (the "ADDITIONAL COMMON SHARES") which would be issued on conversion of the number

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         of such Additional Preferred Shares specified in the Seller's Notice if such number of Additional Preferred Shares specified in the Seller's Notice were converted on the date of delivery to the Buyer of the Seller's Notice; provided, however, as to any and all of the Additional Preferred Shares, the Seller may, in the Seller's Notice, elect to take the value of up to all of the Additional Preferred Shares (valued at $1,000 per share) in that number of whole shares of registered Common Stock (the "ADDITIONAL LOCK-UP COMMON SHARES") which would be issuable upon conversion of the number of Additional Preferred Shares specified in the Seller's Notice if such Additional Preferred Shares specified in the Seller's Notice were converted on the date of delivery to the Buyer of the Seller's Notice utilizing a Market Price equal to eighty-five percent (85%) of the Market Price which would otherwise be applicable to such conversion on such date.

                                    (C)     The offer and sale of the Additional
         Conversion Common Shares and/or the Additional Lock-up Common Shares by the Buyer shall be registered under an effective registration statement filed by the Buyer with the SEC. Such Additional Common Shares and/or Additional Lock-up Common Shares shall be deemed to be "Registered Common Shares" and the provisions of Sections 1.2(b)(4) and (5) above shall be applicable thereto. To the extent required by law, the Buyer shall prepare as soon as reasonably practicable after the issuance of the Additional Conversion Common Shares and/or the Additional Lock-up Common Shares a prospectus supplement or post-effective amendment to such registration statement that would permit the offer and resale of such Registered Common Shares from time to time by the Seller. The Buyer shall also use its best reasonable efforts to list such Registered Common Shares for trading on the New York Stock Exchange.

                                    (D)     The Seller hereby agrees not to
         offer, sell, contract to sell, pledge, or otherwise dispose of in any way, directly or indirectly, any of the Additional Lock-up Common Shares for a period of one hundred eighty (180) days from their date of issuance. Provided that the Additional Conversion Common Shares are issued prior to August 1, 1999, the Seller also agrees not to offer, sell, contract to sell, pledge, or otherwise dispose of in any way, directly or indirectly, any of the Additional Conversion Common Shares until August 1, 1999.

                                    (E)     In the event that the Seller shall
         fail to give the Seller's Notice, the Buyer's sole obligation with respect to the Additional Preferred Shares shall be to make available "current public information" within the meaning of subsection (c)(1) of Rule 144 promulgated by the SEC under the Securities Act ("RULE 144"), and to remove stock transfer instructions and restrictive legends from certificates representing the shares of Common Stock issuable upon conversion of the Additional Preferred Shares when such shares of Common Stock issuable upon conversion of the Additional Preferred Shares may be sold without restriction under Rule 144.

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         4.       DARRELL HUDSON ASSIGNMENT AND AGREEMENT TO INDEMNIFY.

                  Immediately prior to the Chevrolet Merger, the Seller shall cause Chevrolet to assign, sell and transfer unto the Seller, his heirs and assigns, all rights, title and interest of Chevrolet in and to the following (all of the following being the "HUDSON ASSETS"):

                  (a) All claims to the return of Chevrolet funds expended at the premises located at 4779 Sunset Boulevard, Lexington, South Carolina;

                  (b) All Personal property located (or previously located) at, and the lease in connection with, 4779 Sunset Boulevard, Lexington, South Carolina;

                  (c) All claims for overpayment of compensation to Darrell Hudson;

                  (d) Equipment and personal property owned by Chevrolet and in the possession of Darrell Hudson or Bob Hudson;

                  (e)      Ricon Lift franchise; and

                  (f)      Any other restitution due to Chevrolet from Darrell
                           Hudson.

The Seller does hereby agree to assume and become responsible for the payment or performance of any and all liabilities and obligations, of any kind, character and description, fixed or contingent, if any, of the Companies to Darrell and/or Bob Hudson (the "HUDSON LIABILITIES").

         5. INDEMNIFICATION BY THE SELLER. The Seller hereby agrees to indemnify and hold all Buyer Indemnitees harmless, in accordance with he provisions of
Article 9 of the Merger Agreement, for any and all Buyer's Damages arising out of, based upon, in connection with, or as a result of any and all of the following:

                  (a) TERRY W. FORDAROY, ET. AL. V. NEWSOME AUTO WORLD AND ALLSTATE INSURANCE COMPANY, Civil Action No. 97-CP-21-94, and all other claims, suits or causes of action arising out of or based upon the occurrence which gave rise to such litigation;

                  (b) all claims, suits or causes of action by Mt. Hope Cemetery Association;

                  (c)      the Reorganization; and

                  (d) the Hudson Liabilities and all claims, suits or causes of action by Darrell Hudson and/or Bob Hudson arising out of or based upon the Lexington, South Carolina operations between the Seller and/or more of his Affiliates and Darrell Hudson including, without limitation, the matters set forth in Section 4 above and the transfer of the Hudson Assets.

         6. MERGER AGREEMENT CONFIRMED. Except as provided in this Amendment, the Merger Agreement is hereby confirmed, as amended hereby, and shall continue in full force and effect.

         7. CONCERNING WACHOVIA. The Buyer will cause the Seller to be released from his personal guaranty to Wachovia Bank N.A., with respect to the floor plan indebtedness of Newsome Automotive, LLC and Imports of Florence, LLC, within 30 days after the Closing. Pending such release, the Buyer will indemnify the Seller to the fullest extent contemplated by Section 9.3 of the Merger Agreement, for any amounts paid by him under such guaranty.


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                                       12

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day, month and year first above written.

BUYER:                                        SONIC AUTOMOTIVE, INC.


                                              By:    /s/ B. Scott Smith
                                                   ---------------------------
                                                   Name: B. Scott Smith
                                                   Title: President


SELLER:                                       JOHN H. NEWSOME, JR.


                                                  /s/ John H. Newsome, Jr.
                                                  ----------------------------


THE COMPANIES:                                JN MANAGEMENT CO.


                                              By:    /s/ John H. Newsome, Jr.
                                                   ---------------------------
                                                   Name: John H. Newsome, Jr.
                                                   Title: President


                                              NEWSOME CHEVROLET WORLD, INC.


                                              By:    /s/ John H. Newsome, Jr.
                                                   ---------------------------
                                                   Name: John H. Newsome, Jr.
                                                   Title: President

        CROSS-INDEMNIFICATION BY MEMBERS. The undersigned, being the "Members" under the Asset Purchase Agreement, as an inducement for the execution and delivery by the Buyer of the foregoing Amendment No. 1 and Supplement to the Merger Agreement, do hereby, jointly and severally among themselves and with the Seller, agree to indemnify all Buyer Indemnitees for all Buyer's Damages for the matters specified in Section 9.2 of the Merger Agreement, as well as for the matters specified in Section 5 above, to the fullest extent provided in Article 9 of the Merger Agreement.


  /s/ John H. Newsome, III                          /s/ Patricia M. Newsome
-------------------------------                    -----------------------------
John H. Newsome, III                               Patricia M. Newsome